Exhibit 23.4

Our Ref: RPSE - 072R2	E-mail: pearsonb@rpsgroup.com.sg
Telephone: 61 (0)8 9211 1111
Date: 28 August 2009

LETTER OF CONSENT

TO:         United States Securities and Exchange Commission

We refer to Amendment No. 1 to the Registration Statement on Form S-1 under the Securities Act of 1933, dated August 28, 2009 (the “Prospectus”) of TransAtlantic Petroleum Corp. (the “Corporation”) relating to the registration for resale of 55,544,300 common shares.

We were engaged by the Corporation to prepare an independent reserves evaluation as at December 31, 2008 of:

(a)

the Selmo oil field and the Edirne gas fields in which the Corporation has an interest as evaluated by RPS in a report titled “Evaluation of the Selmo Oil Field and Edirne Gas Fields” dated 7th May 2009 and signed by David R. Guise (the “RPS Report”).

We consent to being named in and the use in the above-mentioned Prospectus of summaries of and excerpts from the RPS Report.

We confirm that we have read the Prospectus and that we have no reason to believe that there are any misrepresentations in the information contained in the Prospectus that are derived from the RPS Report or that are within our knowledge as a result of the services performed by us in connection with the RPS Report.

Yours very truly,

RPS Energy Pty Ltd.

Robert M. Pearson, P.Eng.

Acting Operational Director,

Australia and S.E. Asia

Dated: August 28, 2009

Perth, Western Australia

AUSTRALIA